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                                                                    EXHIBIT 10.1

                                    AGREEMENT

         This AGREEMENT (the "Agreement") by and between Manor Care, Inc. ("Manor Care"), Heartland Employment Services, Inc. ("Company"), Health Care and Retirement Corporation of America ("HCRA") and Paul A. Ormond ("Executive") effective August 20, 2004.

                                    RECITALS

         WHEREAS, Executive is a participant in the Senior Executive Retirement Program ("SERP"), a non-qualified benefit plan providing retirement benefits to participants, in accordance with a formula based on the participant's highest three-year average earnings and years of service (the "SERP Benefit") first established by HCRA and subsequently adopted by Manor Care and then by the Company; and

         WHEREAS, HCRA, Manor Care and the Company each elected to fund their obligations under the SERP through a collateral assignment "split-dollar" life insurance arrangement; and

         WHEREAS, Executive entered into a Split Dollar Assignment Insurance Agreement ("SDA") with HCRA, pursuant to which the Executive became the owner of certain life insurance policy(ies) (the "Policy") which was designed to generate cash value sufficient to fund the Executive's SERP Benefit, and HCRA and then later Manor Care and the Company agreed to pay the premiums on such Policy and retain an interest (the "Corporate Interest") in the cash value of the Policy; and

         WHEREAS, Executive remains the owner of one policy which makes up part of the Policy (the "Retained Policy"), and transferred the ownership of the remaining policies which make up the Policy (the "ILIT Policy") to an irrevocable life insurance trust formed under that Irrevocable Trust Agreement dated September 28 1992 between Executive as grantor and __________________ _______, as Trustee ("Trustee").

         WHEREAS, Section 5.10 of the SDA provides that in the event of a "change in control," as defined in the SDA, Manor Care would be required to take actions to fully fund the cash value of the Policy to equal the SERP Benefit Executive was projected to receive at retirement which action would include, if necessary, releasing a portion of its Corporate Interest in the Policy and, to the extent applicable, providing a tax gross-up payment to the Executive to cover any income taxes payable by the Executive as the result of the release of the Corporate Interest; and

         WHEREAS, the transaction in September, 1998 between the former Health Care and Retirement Corporation and the former Manor Care, Inc. constituted a change in control under Section 5.10 of the SDA; and

         WHEREAS, on August 20, 1999 HCRA, Manor Care and Executive entered into a Severance Agreement ("Severance Agreement") pursuant to which HCRA agreed to provide

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Executive with certain severance benefits upon termination of his employment following a change in control of Manor Care (as defined in the Severance Agreement), including but not limited to, fully funding the SERP Benefit and giving Executive additional service and earnings credits for determining the amount of the SERP Benefits, as well as making certain assumptions regarding timing of payment of the SERP Benefit; and

         WHEREAS, the provisions of the Sarbanes-Oxley Act, effective in July, 2002, negatively impacted the SDA by potentially prohibiting the continued payment of premiums by Manor Care to the extent such payments may be considered loans to Executive; and

         WHEREAS, in September, 2003 the Internal Revenue Service adopted new regulations the effect of which will be to change the tax treatment of the SDA by causing the full cash value in the Policy to become taxable to Executive at retirement; and

         WHEREAS, Section 4.1 of the SDA provides that in the event of adverse tax consequences to Executive from recovery by the Company of the Corporate Interest in the Policy, the Company may delay recovery of its Corporate Interest; and

         WHEREAS, Executive and the Compensation Committee of the Manor Care Board of Directors has received and reviewed the recommendations of its tax and compensation consultants, Deloitte & Touche, regarding the obligations to Executive under the SERP, Severance Agreement and the SDA, as impacted by provisions of Sarbanes-Oxley Act and the IRS regulations referenced above; and

         WHEREAS, Compensation Committee and Executive, having fully reviewed the obligations of Manor Care and the impact of the provisions of Sarbanes-Oxley Act and the IRS regulations referred to above, and in view of the recommendations of Deloitte & Touche, have agreed on actions designed to mitigate the impact of the changes in tax treatment of the SDA on the Company and Executive; and

         WHEREAS, the Company, Manor Care, HCRA and Executive desire to enter into this Agreement for the purpose of implementing the actions of the Board and the Compensation Committee with respect to Executive's SERP benefit and Executive's agreements with respect thereto.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and commitments contained herein, and for other good and valuable consideration, the parties agree as follows:

         1. SERP Benefit The Company will pay the full amount of the SERP Benefit to Executive in cash in accordance with the provisions of the SERP.

         2. Delay in Recovery of Corporate Interest. Due to the adverse tax consequences to Executive as a result of the IRS regulations, pursuant to
Section 4.1 of the SDA, the Company agrees that the portion of the Corporate Interest attributable to the Retained Policy shall be repaid in installments of $2,365 per year. Such obligation shall commence in and with respect to the first full calendar year following Executive's retirement, and such amount shall be due and payable on December 31 of such year and subsequent years until the Corporate Interest has been

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repaid. In the event that the Corporate Interest is not repaid in full upon
Executive's death, then the remainder of the Corporate Interest will become due and payable upon Executive's death.

         3. Additional Compensation and Tax Gross-Up. Until the Company recovers the full Corporate Interest from both the Retained Policy and the ILIT Policy, the Company agrees to make an additional payment to Executive ("Gross-Up Payment") each year, in an amount such that after payment of all federal, state and local income, employment and gift taxes imposed on Gross-Up Payment, Executive retains an amount of Gross-Up Payment sufficient to pay (i) all the income, employment and gift tax payments which Executive will be required to pay on income imputed to Executive under Section 101 of the Internal Revenue Code of 1986, as amended as a result of the Policy; and (ii) the required annual repayment of the Corporate Interest on both the Retained Policy and the ILIT Policy.

         4. Non-Competition/Non-Solicitation. In consideration of the benefits to be provided by Paragraphs 1, 2 and 3, of this Agreement, Executive agrees that Paragraphs 13(a)-13(c) of the Severance Agreement are amended by adding one
(1) year to the periods specified therein so that the non-competition/non-solicitation obligations contained therein shall be effective for a period of two (2) years following the termination of his employment.

         5. Acknowledgement. Executive acknowledges and agrees that Manor Care, the Company and HCRA by complying with the terms of this Agreement will have fulfilled all obligations of HCRA under Section 5.10 of the SDA, and so long as Manor Care and the Company perform their obligations under this Agreement, Executive shall take no action seeking additional benefits under Section 5.10 of the SDA.

         6. Other Provisions Effective. The parties agree that all other provisions of the Severance Agreement, not amended herein, shall remain in full force and effect.

         7. Further Actions. Each party agrees to take such further action, do such other things, and execute such other writings as shall be necessary and proper to carry out the terms and provisions of this Agreement. Manor Care shall cause the Company, HCRA or any successor employer of the Executive to honor and fulfill its responsibilities and agreements under this Agreement.

         8. Interpretation. This Agreement shall be subject to and shall be construed under the laws of the State of Ohio.

         9. Headings. Any headings or captions in this Agreement are for reference purposes only, and shall not expand, limit, change or affect the meaning of any provision of this Agreement.

         10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

         11. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon Manor Care, the Company, HCRA and their successors and assigns. Manor Care

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shall require any successor to all or substantially all of the business and/or assets of Manor Care, the Company or HCRA, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Manor Care, the Company or HCRA would be required to perform if no such succession had taken place.

EXECUTIVE:                                 MANOR CARE, INC.

_________________________________          By:  ________________________________
Paul A. Ormond
                                           Its: ________________________________

                                           HEARTLAND EMPLOYMENT SERVICES, INC.

                                           By:  ________________________________

                                           Its: ________________________________

                                           HEALTH CARE AND RETIREMENT
                                           CORPORATION OF AMERICA

                                           By:  ________________________________

                                           Its: ________________________________

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